EXHIBIT 99.1

ASHFORD INC.
BRAEMAR HOTELS & RESORTS
Enhanced Return Funding Program Webcast

Introductory Comments - Jordan Jennings

Good morning everyone and welcome to today’s webcast to review yesterday’s press release announcing the new Enhanced Return Funding Program agreement between Ashford Inc. and Braemar Hotels & Resorts along with the closing of Braemar’s acquisition of the Ritz-Carlton Lake Tahoe. Speaking today will be: Richard Stockton, Braemar’s President and Chief Executive Officer, and Robison Hays, Ashford’s Co-President and Chief Strategy Officer. Notice of the accessibility of this webcast over the internet was distributed yesterday in press releases that have been covered by the financial media.

The companies have also published slides to be viewed in connection with this webcast that review the benefits of the program to both companies. The webcast and these materials can be accessed by visiting either company’s websites at www.ashfordinc.com or at www.bhrreit.com and clicking on Investors.

At this time, let me remind you that certain statements and assumptions in this webcast contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this webcast are only made as of the date of this webcast, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used are non-GAAP financial measures, reconciliations of which are provided in yesterday’s press releases, which were filed on Form 8-K with the SEC and may also be accessed through both companies’ websites at www.ashfordinc.com and at www.bhrreit.com. Each listener is encouraged to review the reconciliations provided in the press releases together with all other information provided in the releases.

I will now hand it over to Robison Hays. Please go ahead sir.

Introduction - Robison Hays

Good morning and thank you for joining us.  We are very excited to announce our new $50 million Enhanced Return Funding Program agreement between Ashford Inc. and Braemar Hotels & Resorts. Back in June of 2018, we announced an initial $50 million Enhanced Return Funding Program, sometimes referred to as “ERFP” or the

“Program”, with Ashford Hospitality Trust, which has thus far purchased several attractive assets under the Program. We are excited about expanding the Program to Braemar, as we believe ERFP has the ability to materially improve returns for new hotel acquisitions. In addition, we believe that ERFP can meaningfully increase assets under management and incremental fees for Ashford Inc.  We believe this Program can be a game-changing initiative resulting in incremental value creation for both companies and their shareholders. Nothing like this ERFP concept exists elsewhere in the publicly-traded real estate space today - it is a novel idea that we believe can redefine what best-in-class hotel investments look like.

As mentioned in the introduction, we will be walking through a presentation that we have posted on each company’s website.

Turning to slide 5 of the presentation, the ERFP is a $50 million funding commitment from Ashford Inc. designed to produce strong returns on hotel investments at Braemar and strong fee growth at Ashford Inc.  It does this in a very simple way. Ashford Inc. effectively provides capital to Braemar in order to lower the amount of equity that Braemar has to put into a hotel investment. That reduction of equity can materially improve equity returns to Braemar, and in return, Ashford Inc. is paid the incremental fees it customarily receives from Braemar and its assets. These incremental fees can lead to attractive 35%+ 5-year levered IRRs and 50%+ year one cash-on-cash yields to Ashford Inc. Ashford Inc. also estimates that the incremental accretion to Adjusted Net Income per Share from each $10 million ERFP investment is potentially between $0.55 and $0.65.

The Program provides significant benefits to both companies - we believe it is truly a win / win. It is meant to improve upon and replace the key money concept that we executed upon a few years ago. The investor and research analyst feedback we received in the past few years about key money was that it was an innovative idea, but that they thought it would be more effective if it had bigger scale, was programmatic in its use and sizing, and was repeatable.  We listened very closely to that feedback and both companies and their independent directors have spent many months putting this agreement together with shareholders’ interests in mind.

Looking now at the Program’s structure and terms on Slide 6, the ERFP provides for a $50 million commitment of capital from Ashford Inc. for a 2-year term, with 1-year renewals, as well as the ability to be upsized to $100 million based upon mutual agreement. This is a sizable program we believe that can materially help grow both platforms.  Capital from the Program will be sized to equal 10% of the total acquisition price of each new Braemar hotel acquisition. We believe the predictability of the sizing should help investors underwrite the impact of the ERFP to both companies. We expect that ERFP funding will be available for up to $500 million of acquisitions by Braemar.  Similar to our previous key money program, the funding takes the form of purchased furniture, fixture and equipment by Ashford Inc. for use at Braemar hotels. Consistent with our previous ERFP agreement with Ashford Hospitality Trust the implementation of this program is subject to customary lender consents.

Bottom line - we believe the ERFP is sizable, predictable, and repeatable.  It is an innovative structure that we believe can drive strong returns at both companies.  I hope that you all can sense the real excitement we have for this new initiative.

I will now hand it over to Richard.

Braemar - Richard Stockton

Thank you, Robison.

I am very excited about this new program. As I have discussed with many of our investors and analysts over the past several months, the implementation of this program at our sister company, Ashford Hospitality Trust was viewed very positively, and I was eager to implement the same program at Braemar. After several months of detailed negotiation, the Independent Director Committee of the Braemar Board was able to negotiate a similarly attractive deal with Ashford Inc. This incremental funding commitment by Ashford Inc. will provide additional momentum to our growth plan, starting with the previously announced acquisition of the Ritz-Carlton Lake Tahoe.

Looking at page 8, we are pleased to announce that we have closed on the Ritz-Carlton Lake Tahoe. Total consideration for the transaction was $120 million, including approximately $103 million for the hotel itself, with the balance being used to acquire an adjacent undeveloped land site and hotel capital reserves. The hotel consists of 170 rooms, with over 37,000 square feet of meeting space and sits mid-mountain on the ski slopes of the Vail Resorts operated Northstar Ski Resort. Built in 2009, the property is absolutely stunning, and should offer extremely attractive returns to the company, even before taking into the account the ERFP program being announced today.

As you can see on page 9, we are acquiring this property on a 12-month trailing 7.2% cap rate, which increases to 8.0% after taking into account the benefit of the ERFP funding of approximately $10 million. Due to the ERFP program, our implied acquisition price is being reduced from approximately $103 million to approximately $93 million. Since we are utilizing property level debt, as is the case with all of our acquisitions, our equity investment is being reduced by 21%. So instead of an equity investment of $49 million, our ultimate equity investment will be $39 million. Thus, we are expecting our forecasted unlevered IRRs to be 12%, which would have been closer to 10% without the ERFP program. This is a fantastic result for Braemar. Our hope is that the equity markets will recognize ERFP’s incremental value creation.

In summary, we see substantial potential upside from the ERFP and specifically in the investment returns for the Ritz-Carlton Lake Tahoe. We strongly believe that ERFP provides us with a competitive advantage. The potential to meaningfully drive Braemar’s performance is significant. With the ability to add an estimated 100 to 200 basis points to unlevered returns on our future hotels acquisitions, we believe this ERFP agreement is a win-win for both

Braemar shareholders and the shareholders of Ashford Inc. We are extremely excited about the opportunity in front of us and remain disciplined in our investment approach with a keen focus on delivering enhanced shareholder value.

I will now turn the presentation back over to Robison.

Ashford Inc. - Robison Hays

As we’ve talked about in the past, we believe the long-term success of Ashford Inc. is dependent upon the ability of our advised REITs to produce strong shareholder returns and grow accretively. We believe this new ERFP program will help accomplish those goals and has the potential to drive attractive returns to Ashford Inc.

On slide 11, we walk through how ERFP helps accelerate Ashford Inc.’s growth.  On the right side of the slide, you can see a summary table that shows an estimate of the annual incremental EBITDA that comes to Ashford Inc. from the various fee streams associated with new hotel assets.  As we continue to grow the services that Ashford Inc. provides, we anticipate incremental EBITDA will grow as well.

In terms of the impact of Braemar’s Ritz-Carlton Lake Tahoe acquisition on our earnings, we estimate that our ERFP investment will result in approximately $0.55 to $0.65 of incremental Adjusted Net Income per Share in year one assuming funding has occurred.   The midpoint of $0.60 of incremental Adjusted Net Income per Share would represent a 7.5% increase based on Ashford Inc.’s last four reported quarters of Adjusted Net Income per Share of $7.96.

One additional benefit that Ashford Inc. receives as part of this transaction is an update to the base fee calculation which adds some downside protection to advisory fees if Braemar sells assets.  For Ashford Inc. to provide this capital to Braemar, it wanted to know that the money would be funding incremental growth. This updated base fee structure accomplishes this goal while still maintaining the current ability of the fee to be reduced to the extent Braemar’s stock price is lower.

Turning to slide 12, we’ve shown a hypothetical $10 million ERFP investment using the midpoint of the incremental EBITDA range from the previous slide. As you can see, assuming these cash flows, tax benefits, 50 percent debt funding (which is consistent with how we anticipate funding the Program over the long-term), and a 10-times EBITDA multiple, this investment would generate an approximate 37% five year IRR.  We’ve also included a sensitivity table based on different terminal multiple assumptions. These potential returns are very attractive for Ashford Inc. and show why we are so excited about the implementation of this Program.

On page 14 you can see a summary for why we are so excited about the Program. It can provide stronger potential investment returns to Braemar in a repeatable, sizable and programmatic way, while at the same time producing asset, earnings and fee growth at Ashford. Our ultimate goal with ERFP is to create a Virtuous Cycle - where Ashford Inc. provides growth capital to Braemar, Braemar buys assets and achieves higher equity returns, higher equity returns at Braemar lead to potentially higher stock prices, higher stock prices at Braemar lead to more accretive growth, more accretive growth leads to more fee streams to Ashford Inc., and more fee streams at Ashford Inc. lead to more ability to provide capital to Braemar. The process then repeats and builds upon itself. We are very excited about the long-term growth prospects for both companies given this Program.

I will hand it back to Richard to close.

Richard Stockton

Thank you all for joining us today, and we look forward to speaking with you on our respective fourth quarter earnings calls in a few weeks.

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